Exhibit 4.2

     Wachovia Bank, N.A.
     1339 Chestnut Street
     Philadelphia, PA 19107


[Wachovia Logo]                               Wachovia Securities



                              September 12, 2003



Via Facsimile and Overnight Delivery Service
--------------------------------------------

Kaman Corporation
1332 Blue Hills Avenue
Bloomfield, Connecticut 06002
Attention:  Robert M. Garneau
            Executive Vice President & Chief Financial Officer


     Re:  Amendment to Credit Agreement
          -----------------------------

Dear Mr. Garneau:

     Reference is hereby made to:

     (a) The Credit Agreement dated as of July 29, 2002 (as amended, restated, supplemented or otherwise modified, the "Credit Agreement") by and among Wachovia Bank, National Association, as Lender ("Wachovia"), Kaman Corporation, as borrower and guarantor ("Kaman"), and RWG Frankenjura-Industrie Flugwerklager GmBH, as borrower; and

     (b) The Revolving Credit Agreement dated as of November 13, 2000 (as amended, restated, supplemented or otherwise modified, the "Revolving Credit Agreement"), by and among Kaman, the banks party thereto and The Bank of Nova Scotia ("Scotiabank") and Fleet National Bank ("Fleet") as the Co-Administrative Agents for the banks.

     All capitalized undefined terms used in this letter shall have the meanings assigned thereto in the Credit Agreement.

     You have informed us that the Revolving Credit Agreement has been amended as of the date hereof by Amendment No.2 to Revolving Credit Agreement dated as of September 12, 2003 ("Amendment No.2") in the form attached hereto as Exhibit A Wachovia, as a bank under the Revolving Credit Agreement has approved Amendment No.2. Pursuant to the terms of Section 11.17 of the Credit Agreement, Wachovia hereby amends the Credit Agreement to incorporate the terms of Amendment No. 2 as applicable to the Credit Agreement.

     Except as expressly set forth herein, the Credit Agreement shall continue to be, and shall remain, in full force and effect. This letter shall not be deemed to be a modification or amendment of any other term or condition of the Credit Agreement or to prejudice any other right or remedies which the Lender may now have or may have in the future under or in connection with the Credit Agreement or any other Loan Document or any of the instruments or agreements referred to therein, as the same may be amended, restated or otherwise modified from time to time. This document is part of the Credit Agreement and constitutes a Loan Document thereunder.

     This letter and the rights and obligations of the parties hereunder shall be construed in accordance with and be governed by the laws of the State of Connecticut, without reference to the conflicts or choice of law principles thereof

                               Very truly yours,

                               WACHOVIA BANK, NATIONAL ASSOCIATION


                               By: /s/ James S. Conville
                               Name:   James S. Conville
                               Title:  Assistant Vice President



ACKNOWLEDGED AND AGREED TO:

KAMAN CORPORATION


By: /s/ Russell H. Jones
Name:   Russell H. Jones
Title:  Sr. V.P., CIO and Treasurer


RWG FRANKENJURA-INDUSTRIE
FLUGWERKLAGER GMBH


By: /s/ Robert M. Garneau
Name:   Robert M. Garneau
Title:  Procurist